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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                                                                           NINE
                                                                                                       MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                        -------------------------------------------    -------------
                                                           1994            1995            1996            1997
                                                           ----            ----            ----            ----
Primary net income per share:
  Net income                                            $ 4,198,000     $ 5,919,000     $38,644,000     $ 6,418,000
                                                        ===========     ===========     ===========     ===========
  Weighted average number of shares outstanding          23,216,308      24,072,338      24,959,376      25,508,574
  Net effect of dilutive stock options-Based on
   treasury stock method using average or end of
   period market price                                      984,281       1,011,622       1,084,433       1,233,010
                                                        -----------     -----------     -----------     -----------
    Total average                                        24,200,589      25,083,960      26,043,809      26,741,584
                                                        ===========     ===========     ===========     ===========
Primary net income per share                            $      0.17     $      0.24     $      1.48     $      0.24
                                                        ===========     ===========     ===========     ===========

Fully diluted net income per share:
  Net income                                            $ 4,198,000     $ 5,919,000     $38,644,000     $ 6,418,000
  Weighted average number of shares outstanding          23,216,308      24,072,338      24,959,376      25,508,574
  Net effect of dilutive stock options-Based on
   treasury stock method using average or end of
   period market price                                      984,425       1,096,647       1,157,391       1,318,361
                                                        -----------     -----------     -----------     -----------
    Total average                                        24,200,733      25,168,985      26,116,767      26,826,935
                                                        ===========     ===========     ===========     ===========
Fully diluted net income per share                      $      0.17     $      0.24     $      1.48     $      0.24
                                                        ===========     ===========     ===========     ===========
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